Exhibit 10.34

Plan:  FY12 Executive Incentive Plan

I.             Objective

Thoratec’s Executive Incentive Plan, hereinafter referred to as EIP is intended to reward executive personnel who significantly impact and influence Thoratec’s productivity in proportion to their accomplishment of specified objectives.

The purpose of the plan is to ensure maximum return to Thoratec by encouraging greater initiative, resourcefulness, teamwork and efficiency on the part of senior management whose performance and responsibilities directly affect company profits.

Awarding of the bonus will be based on accomplishing a set of annual personal objectives, determined by the Chief Executive Officer (“CEO”) and the Board of Directors, typically at the beginning of the year.  Bonus determinations and payouts will take place after the financial statements have been prepared for the fiscal year.

II.                                   Determination Of The Fund

The availability of, and participants in, the fund will be set by the CEO and approved by the Board of Directors as part of the annual budgeting process.

III.          Effective Date

The effective date of this program is January 1, 2012, the beginning of the plan year, and will continue in effect until December 29, 2012, or until terminated or amended by the Board of Directors. This plan supersedes all prior EIP plans.

IV.          Eligibility

Participation in the plan is limited to Officers and others in comparable levels of responsibility who have a direct and significant influence on Thoratec’s growth and profitability. Employees must be regular and not eligible for any other Thoratec commission, bonus or incentive plan in order to be eligible to participate in the EIP.

Participating employees will be determined at the beginning of the fiscal year, or at such time during the Fiscal Year that an employee achieves an eligible position.  Employees will be notified of their eligibility and plan objectives, as soon as possible after the determination by the CEO or Board of Directors.

Individuals must be employed by Thoratec at the close of the fiscal year and the date of payment in order to be eligible for an award under the EIP except participants who are involuntarily terminated due to a divestiture, plant closing, reorganization or reduction in force during the plan year may receive an award on the prorated basis described in Section VIII, Plan Administration, Prorated Awards, [subject to approval by the CEO].  These monies will be paid out at the usual and customary time of payment of all bonuses.  For purposes of this plan, termination shall mean the day the employee leaves the job, which may not necessarily be the last day on the payroll.

V.            Incentive Objectives

The award received under this plan will have an 80% financial and 20% personal objective mix.

Financial Objectives (make up 80% of total bonus payout) - The financial component will have two equally weighted objectives as follows:

1.              Achieve the revenue goal for 2012 as described in Section VII below. (Weighted at 50% of financial component, equivalent to 40% of overall bonus payout.)

2.              Achieve the non-GAAP income before tax goal for 2012 as described in Section VII below. (Weighted at 50% of financial component, equivalent to 40% of overall bonus payout.)

Personal Objectives (make up 20% of total bonus payout) - Each personal objective will be weighted according to its importance. The weight will determine the percentage of the bonus awarded for completion of that objective.  (See Section VI below.)  As a guideline, employees should set 3-5 personal objectives.

VI.          Bonus Opportunity and Award

The award opportunity will be expressed as a percentage of the participant’s base salary at the close of the fiscal year.  The award will be approved by the Board of Directors or the CEO, and will be consistent with the participant’s peers within the company.

The amount that a participant actually receives for the full fiscal year will be based upon the extent to which the set objectives have been achieved.  The participant will receive a percentage of the total award opportunity corresponding to the percentage of each objective accomplished and the weight assigned to the objective.  Evaluations of performance against management and business plan objectives are made for the full year prior to fiscal year-end payment.

VII.         Financial Performance Goal and Payout

In addition to your personal objectives, everyone will have two company-oriented financial objectives that will be achieved according to the following guidelines:

		Revenue			Non-GAAP Income Before Tax (NGIBT)
		Goal		Award	Goal		Award

Threshold	= to, or >	$	*	50%	$	*	50%
Target	= to, or >	$	*	100%	$	*	100%

Note:  If revenue is less than $* (90% of target), no payment is earned for that objective.  If consolidated NGIBT earnings is less than $* (85% of target), no payment is earned for that objective.  If actual results fall between threshold and target, interpolate between them to get actual payout percentage.  This percentage will be multiplied by the weight given the objective in your individual plan to determine the achievement.

(1)  NGIBT earnings is defined as consolidated GAAP net income before taxes excluding, as applicable, amortization of intangibles, share-based compensation expense,  transaction costs and certain accounting adjustments associated with business acquisitions or divestitures and other unusual or non-recurring costs.

VIII.      Over-Achievement Award Opportunity/Performance Accelerator

Achievement of the Revenue target makes up 50% of the financial component and achievement of the NGIBT target makes up 50% of the financial component of the bonus. For EIP participants, the financial component comprises 80% of the bonus; 40% Revenue and 40% NGIBT and the personal component comprises 20%. The overachievement calculation factors in overachievement on Revenue and NGIBT earnings.

If Thoratec overachieves on Revenue, each EIP participant will receive a 6.67% increase for every 1% increase in Revenue earnings up to 100 points of modified overachievement (see below for sample calculation). If Thoratec overachieves on NGIBT earnings, each EIP participant will receive a 4% increase for every 1% increase in NGIBT earnings up to 100 points of modified overachievement. The Revenue and NGIBT modifiers are averaged to create an overall bonus modifier. The overall modifier applies to the entire bonus amount, including the personal component. Assuming 100% achievement of personal objectives, and maximum achievement of the bonus modifier at 2.0, the total bonus payout will never exceed 200% of bonus target.

See the below table for example calculation:

* Amounts to be determined by the Compensation Committee of the Board of Directors.

Example:

Assumptions
Base Salary:	$100,000
Bonus Target:	50%, Bonus Target Mix: 80% Financial, 20% Personal
Personal Achievement:	85%
Revenue:	$*; 10% Overachievement
NGIBT:	$*, 5% Overachievement

Calculation
Financial Bonus Achievement: 100% x 80% = 80%
Personal Bonus Achievement: 20% x 85% = 17%
Pre-Overachievement Bonus Payout: 97%

OA Modifier:
10 points of Revenue OA x 6.67 = 66.70 points of OA modified
5 points of NGIBT OA x 4.0 = 20.00 points of OA modified
Average OA Modifier = 43.35%

Total Bonus Modifier = 100% of pre-overachievement financial results + Overachievement Modifier = 1.43

Total Bonus Payout:
97% x 1.43 = 139.05% of Bonus Target

Payout Calculation:
$100,000 x 50% x 139.05% = $69,525

IX.          Plan Administration

Prorated Awards.  Individuals who are promoted to eligible positions during the plan year, new hires into eligible positions and eligible employees who are either on leave or on active written warning for part of the year may be awarded partial bonuses under this program, based on the accomplished objectives and their respective weights, subject to the approval of the CEO.

Transfers.  In the event of transfer of an eligible participant to another position or department, the transferring manager will evaluate EIP results for prorated award (see Prorated Awards above) at the end of the year, and forward to the Human Resources Department.  The hiring manager will be responsible for setting the key business plan objectives for the balance of the year, if applicable, and forwarding to Human Resources for approval.  Awards based on these objectives will be prorated (see Prorated Awards above) as well, for end of the year payment.

Authority.  The Board of Directors shall have the full power and authority to construe, interpret and administer the plan.  All decisions, actions or interpretations of the Board of Directors shall be final and conclusive and binding on all parties.  This program shall be administered by the Human Resources Department.

X.            General Provisions

The Executive Incentive Plan for 2012 may be reviewed and revised at the Board’s discretion.

Nothing in this plan shall be construed to limit in any way the right of Thoratec Corporation to terminate an employee’s employment at any time, with or without cause or notice, nor shall it be evidence of any agreement or understanding, expressed or implied, that Thoratec or any of its subsidiaries will employ an employee in any particular position, for any particular period of time, ensure participation in any incentive programs, or the granting of awards from such programs as they may from time to time exist or be constituted.  Thoratec reserves the right to discontinue or alter the plan at its sole discretion at any time with or without notice.

* Amounts to be determined by the Compensation Committee of the Board of Directors.